UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest reported event): February 20, 2012

POSTROCK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Commission File No. 001-34635

DELAWARE	27-0981065
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

210 Park Avenue Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 600-7704

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2012, the Board of Directors of PostRock Energy Corporation adopted the Change in Control Severance Plan for Chief Executive Officer and the Change in Control Severance Plan for Executive Officers Other than CEO and President, with both plans effective as of January 1, 2012. The plans provide severance benefits to certain officers of PostRock in the event that a participant in the plans has a qualifying termination (as described below) within one year after a change in control of PostRock (as defined in the plans), provided that certain additional conditions are satisfied.

The plans provide that if, within one year after a change in control of PostRock, the employment of PostRock’s Chief Executive Officer, in the case of the CEO plan, or certain executive officers (including the named executive officers), in the case of the non-CEO officer plan, is terminated by PostRock without “cause” (as defined in the plans) or due to certain material changes in the CEO’s or executive officer’s compensation, position or location of employment (as further described in the plans), then the CEO or executive officer is entitled under the applicable plan to (1) full vesting of all unvested equity awards, (2) a lump-sum payment equal to 150% of the CEO’s, or 100% of the executive officer’s, base salary plus any cash bonus compensation from PostRock for the most recently completed four fiscal quarters, (3) a lump-sum payment equal to the value of any accrued but unused paid time off and (4) medical, dental and vision plan continuation for the period of continuation coverage provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 by payment by the CEO or executive officer of the then-current active employee rate for such coverage.

In order to receive any of the benefits described above, the CEO or the executive officer is required to enter into a release agreement with PostRock in the form attached to the applicable plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSTROCK ENERGY CORPORATION

	By:	/s/ Stephen L. DeGiusti
Stephen L. DeGiusti
Executive Vice President, General Counsel and Secretary

Date: February 23, 2012